Exhibit 99.1

ASX Announcement

29 October 2021

Partial Redemption of 10.750% Senior Secured Notes due 2026

Following approval by Coronado Global Resources Inc. (“Coronado”, the “Company” ASX: CRN) to authorise its wholly owned subsidiary, Coronado Finance Pty Ltd (“CFPL”), to exercise its optional redemption rights to redeem U.S.$35,000,000, or 10%, of the aggregate principal amount of its 10.750% Senior Secured Notes due 2026 (the “Notes”), CFPL has requested Wilmington Trust National Association, as trustee (the “Trustee”), under the indenture governing the Notes (the “Indenture”), to issue a notice of partial redemption to registered holders of the Notes.

The date fixed for the redemption of the Notes is 15 November 2021 U.S EDT (the “Redemption Date”). The Notes will be redeemed at a redemption price equal to 103% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes to, but not including, the Redemption Date (the “Redemption Price”) in accordance with the terms of the Notes and the Indenture.

“The redemption of 10% of the Notes reinforces Coronado’s commitment to reducing its net debt position, reducing its interest obligations and further strengthening its balance sheet,” said Managing Director and Chief Executive Officer Gerry Spindler. “Coronado’s Notes on the open market are trading at prices higher than the Redemption Price. Therefore, in accordance with the Indenture, redemption at a price of 103% is a positive outcome for the Company.”

The Notes to be redeemed will be selected by the Trustee on a pro rata basis to the extent practicable or by lot and, in such manner that complies with the requirements of The Depository Trust Company. Interest on the portion of the Notes selected for redemption will cease to accrue on and after the Redemption Date.

Registered holders of the Notes will receive a notice of partial redemption, which includes additional information concerning the terms and conditions of the redemption. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution. The foregoing does not constitute a notice of redemption with respect to any of the Notes.

Forward-Looking Statements

Statements in this release that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements are based on Coronado’s current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Although Coronado believes these assumptions and expectations are reasonable, they are inherently subject to numerous business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond Coronado’s control. No assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate. The risks and uncertainties include, but are not limited to, the ability to complete the redemption and the other risks described under Part I, Item 1A. Risk Factors and elsewhere in Coronado’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the ASX and SEC on 25 February 2021, and other reports filed from time to time with the ASX and SEC.

This announcement was authorised for release by the Disclosure Committee of Coronado Global Resources Inc.

For further information please contact:

Investors Andrew Mooney P: +61 458 666 639 E: amooney@coronadoglobal.com	Media Helen McCombie Citadel Magnus P: +61 411 756 248 E: hmccombie@citadelmagnus.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com